Exhibit 99.1

Contact: Jerald L. Shaw, President and Chief Executive Officer Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FOURTH QUARTER AND FISCAL 2017 EARNINGS

Lacey, WA (July 24, 2017) - Anchor Bancorp (NASDAQ - ANCB) ("Company"), the holding company for Anchor Bank ("Bank"), today reported net income of $655,000 or $0.27 per diluted share, for the fourth quarter of its fiscal year ended June 30, 2017 compared to net income of $335,000 or $0.14 per diluted share for the same period last year.  For the fiscal year ended June 30, 2017 the Company reported net income of $2.4 million or $0.97 per diluted share, compared to net income of $495,000 or $0.20 per diluted share for the fiscal year ended June 30, 2016.

"I am pleased with our quarter as well as our year-end results. Over the last year, deposits increased by $44.3 million, net loans by $30.5 million and borrowings declined by $16.5 million. We managed to increase our net interest margin during fiscal 2017 while decreasing our efficiency ratio," stated Jerald L. Shaw the Company's President and Chief Executive Officer.

Fiscal Fourth Quarter Highlights

•	Loan receivable, net, increased $30.5 million or 8.8% to $377.9 million at June 30, 2017 from $347.4 million at June 30, 2016;
•	Nonperforming loans decreased $1.2 million, or 48.7%, to $1.2 million at June 30, 2017 from $2.4 million at March 31, 2017 and were $2.0 million at June 30, 2016;
•	Our allowance for loan losses to nonperforming loans increased to 338.5% at June 30, 2017 from 167.4% at March 31, 2017, and 191.6% at June 30, 2016; and
•
Net interest margin ("NIM") was 4.32% during the fourth quarter, an increase of 22 basis points compared to 4.10% for the preceding quarter and 18 basis points more than the 4.14% for the quarter ended June 30, 2016.

Balance Sheet Review

Total assets increased by $31.0 million, or 7.2%, to $462.5 million at June 30, 2017 from $431.5 million at June 30, 2016. Cash and cash equivalents increased $5.9 million, or 70.6%, to $14.2 million at June 30, 2017 from $8.3 million at June 30, 2016 due to an increase in deposits.  Securities available-for-sale and held-to-maturity decreased during the year by $2.5 million, or 10.5%, and $1.3 million, or 21.3%, respectively. The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $30.5 million, or 8.8%, to $377.9 million at June 30, 2017 from $347.4 million at June 30, 2016. Construction loans increased $27.4 million, or 125.5%, to $49.2 million at June 30, 2017 from $21.8 million at June 30, 2016.  There was $61.6 million in undisbursed construction loan commitments at June 30, 2017. Our construction loans are primarily for the construction of multi-family and hospitality properties and to a lesser extent, loans for the construction of one-to-four family residences.  Multi-family loans increased $6.8 million, or 12.6%, to $60.5 million at June 30, 2017 from $53.7 million at June 30, 2016.  Commercial real estate loans increased $6.0 million, or 4.0%, to $155.5 million at June 30, 2017 from $149.5 million at June 30, 2016.  Land loans increased $1.2 million, or 17.8%, to $8.0 million at June 30, 2017 from $6.8 million at June 30, 2016.  One-to-four family loans decreased $1.5 million, or 2.4%, to $59.7 million at June 30, 2017 from $61.2 million at June 30, 2016.   Consumer loans decreased $3.4 million, or 15.2%, to $18.7 million at June 30, 2017 from $22.1 million at June 30, 2016.  Commercial business loans decreased $5.2 million, or 14.2%, to $31.6 million at June 30, 2017 from $36.8 million at June 30, 2016.

Anchor Bancorp
July 24, 2017

Loans receivable consisted of the following at the dates indicated:

	June 30, 2017	March 31, 2017	June 30, 2016
	(In thousands)
Real estate:
One-to-four family	$59,735	$59,275	$61,230
Multi-family	60,500	61,106	53,742
Commercial	155,525	147,336	149,527
Construction	49,151	49,939	21,793
Land loans	8,054	9,330	6,839
Total real estate	332,965	326,986	293,131

Consumer:
Home equity	13,991	14,655	16,599
Credit cards	2,596	2,559	2,969
Automobile	627	622	597
Other consumer	1,524	1,643	1,933
Total consumer	18,738	19,479	22,098

Business:
Commercial business	31,603	37,762	36,848

Total Loans	383,306	384,227	352,077

Less:
Deferred loan fees and loan premiums, net	1,292	1,393	947
Allowance for loan losses	4,106	3,959	3,779

Loans receivable, net	$377,908	$378,875	$347,351

Total liabilities increased $28.4 million between June 30, 2017 and June 30, 2016, primarily as the result of a $44.3 million increase in deposits, primarily due to a $26.1 million increase in certificates of deposit and a $13.9 million increase in money market accounts, partially offset by the repayment of $16.5 million of FHLB advances during the year ended June 30, 2017. The increase in deposit accounts was the result of the Bank's deposit marketing campaign, as well as other deposit gathering activities.  We have also increased commercial lending which has increased the level of larger deposit customers.

Anchor Bancorp
July 24, 2017

Deposits consisted of the following at the dates indicated:

	June 30, 2017		March 31, 2017		June 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$52,606	15.2%	$57,732	16.8%	$50,781	16.8%
Interest-bearing demand deposits	31,464	9.1	29,863	8.7	27,419	9.1
Money market accounts	73,154	21.2	84,105	24.5	59,270	19.7
Savings deposits	43,454	12.6	44,558	13.0	44,986	15.0
Certificates of deposit	144,509	41.9	127,007	37.0	118,438	39.4
Total deposits	$345,187	100.0%	$343,265	100.0%	$300,894	100.0%

Credit Quality

Total delinquent loans (past due 30 days or more), increased $621,000, or 19.0%, to $3.9 million at June 30, 2017 from $3.3 million at June 30, 2016. The increase was primarily due to a $2.0 million commercial real estate loan becoming delinquent during this quarter although at June 30, 2017 the loan was still accruing interest. The percentage of nonperforming loans, consisting solely of nonaccrual loans, to total loans decreased to 0.3% at June 30, 2017 from 0.6% at June 30, 2016.  The Company recorded a $25,000 provision for loan losses for the quarter ended June 30, 2017 compared to a $175,000 provision for the quarter ended June 30, 2016 as a result of increased credit quality in our loan portfolio.  The allowance for loan losses of $4.1 million at June 30, 2017 represented 1.1% of loans receivable and 338.5% of nonperforming loans. This compares to an allowance for loan losses of $3.8 million at June 30, 2016, representing 1.1% of loans receivable and 191.6% of nonperforming loans.

Nonperforming loans decreased by $1.2 million to $1.2 million at June 30, 2017 from $2.4 million at March 31, 2017 and $2.0 million at June 30, 2016.  Nonperforming loans consisted of the following at the dates indicated:

	June 30, 2017	March 31, 2017	June 30, 2016
	(In thousands)
Real estate:
One-to-four family	$1,170	$2,059	$1,539
Commercial	—	202	319
Total real estate	1,170	2,261	1,858
Consumer:
Home equity	43	22	16
Other	—	—	1
Total consumer	43	22	17
Business:
Commercial business	—	82	97
Total	$1,213	$2,365	$1,972

Anchor Bancorp
July 24, 2017

Capital

As of June 30, 2017, the Bank exceeded all regulatory capital requirements with, Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital (CET1), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 13.0%, 14.1%, 14.1% and 15.1%, respectively.  As of June 30, 2016, these ratios were 13.5%, 14.7%, 14.7%, and 15.7%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 14.0%, 15.2%, 15.2%, and 16.2% as of June 30, 2017.  As of June 30, 2016, these ratios were 14.4%, 15.7%, 15.7%, and 16.6%, respectively.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $636,000, or 16.1%, to $4.6 million for the quarter ended June 30, 2017 from $3.9 million for the quarter ended June 30, 2016.  For the year ended June 30, 2017, net interest income before the provision for loan losses increased $2.3 million, or 15.4%, to $17.0 million from $14.7 million for fiscal 2016.  For both periods the increase was due primarily to an increase in average loans receivable.  Average loans receivable, net, for the quarter ended June 30, 2017 increased $47.7 million, or 13.8%, to $391.2 million from $343.5 million for the quarter ended June 30, 2016.  For the year ended June 30, 2017, average loans receivable, net, increased $59.0 million, or 19.0%, to $369.7 million from $310.7 million for the year ended June 30, 2016.

The Company's net interest margin increased 18 basis points to 4.32% for the quarter ended June 30, 2017 compared to 4.14% for the quarter ended June 30, 2016. The yield on mortgage-backed securities increased to 2.36% from 2.03% for the same period in the prior year.  The average yield on interest-earning assets increased 28 basis points to 5.19% from 4.91% for the quarters ended June 30, 2017 and 2016.  The average cost of interest-bearing liabilities increased 11 basis points to 1.08% for the fourth quarter ended June 30, 2017 compared to 0.97% for the same period in the prior year.  For the year ended June 30, 2017, the Company's net interest margin increased seven basis points to 4.19% compared to 4.12% for the year ended June 30, 2016.  The improvement in our net interest margin compared to the same period last year reflects an increase in average loans receivable during the year, in particular construction loans. The average yield on interest-earning assets increased 10 basis points to 5.01% for the year ended June 30, 2017 compared to 4.91% for the same period in the prior year. The average cost of interest-bearing liabilities increased two basis points to 1.03% for the year ended June 30, 2017 compared to 1.01% for the same period of the prior year reflecting the low interest rate environment that persisted throughout the year.

Provision for loan losses. In connection with its analysis of the loan portfolio at June 30, 2017, management determined that a $25,000 provision for loan losses was required for the quarter compared to a $175,000 provision for the same period in the prior year.  There was a $310,000 provision for loan losses for the year ended June 30, 2017 and a $340,000 provision for loan losses was recorded during the same period in the prior year.

Noninterest income. Noninterest income increased $47,000, or 4.5%, to $1.1 million for the quarter ended June 30, 2017 compared to $1.0 million for the same quarter a year ago.  The increase in noninterest income was primarily attributable due to the $28,000, or 90.3%, increase in the gain on sale of loans to $59,000 from $31,000 for the same quarter a year ago.  In addition, other loan fees income increased $24,000 in the quarter ended June 30, 2017 to $214,000 compared to $190,000 for the same quarter a year ago. Noninterest income increased $59,000, or 1.4%, to $4.3 million during the year ended June 30, 2017 compared to $4.2 million for the same period in 2016 primarily due to a $125,000 or 17.7% increase in other loan fees income during fiscal 2017 reflecting our increased loan production during the year.

Noninterest expense. Noninterest expense increased $213,000, or 4.7%, to $4.7 million for the quarter ended June 30, 2017 from $4.5 million for the quarter ended June 30, 2016.  As announced on April 11, 2017, we entered into a merger agreement with Washington Federal, Inc. Pending the receipt of regulatory approvals, the approval of Anchor's shareholders and the satisfaction of other customary closing conditions, the transaction is expected to close in the fourth calendar quarter of 2017. General and administrative expenses increased $415,000, or 58.3%, to $1.1 million from $712,000 primarily due to legal and professional fees of $406,000 associated with the proposed merger. In addition our information technology costs increased $104,000, or 22.3%, to $571,000 from $467,000 for the quarter ended June 30, 2017 primarily due to increased core processing costs and a software termination cost of $44,000.  Partially offsetting these increases was a $167,000 decrease in compensation and benefits expense primarily due to a $393,000 reduction in stock-based compensation expense related to the Anchor Bancorp 2015 Equity Plan.

Noninterest expense decreased $502,000, or 2.8%, for the year ended June 30, 2017 to $17.5 million from $18.0 million for the year ended June 30, 2016.  The decrease was primarily due to compensation and benefits expense decreasing $689,000, or

Anchor Bancorp
July 24, 2017

7.1%, from $9.7 million at June 30, 2016 to $9.0 million for the year ended June 30, 2017.  The decrease in compensation and benefits expense was primarily due to a reduction of $1.2 million of stock based compensation awarded under the Plan to $636,000 for the year ended June 30, 2017 from $1.8 million in the previous year.  Partially offsetting the decrease in compensation and benefits was an increase of $315,000 for employee loan commissions to $505,000 for the year ended June 30, 2017 from $190,000 in the previous year resulting from increased loan production.  These decreases were partially offset by a $345,000 increase in information technology expense to $2.1 million for the year ended June 30, 2017 from $1.8 million for the previous year primarily resulting from the same reasons discussed above for the fourth quarter.  General and administrative costs increased $175,000, or 5.5%, to $3.4 million during the year ended June 30, 2017 from $3.2 million for the same period in 2016 primarily for the same reason discussed above for the fourth quarter.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 10 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, and one loan production office located in King County, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; the Agreement and Plan of Merger ("Merger Agreement") with Washington Federal, Inc. may be terminated in accordance with its terms, and the merger may not be completed; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; the Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $2.2 million under limited circumstances relating to alternative acquisition proposals; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Anchor Bancorp
July 24, 2017

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	June 30, 2017	March 31, 2017	June 30, 2016
ASSETS
Cash and cash equivalents	$14,194	$16,614	$8,320
Securities available-for-sale, at fair value	21,170	20,720	23,665
Securities held-to-maturity, at amortized cost	4,949	5,145	6,291
Loans held for sale	1,551	1,528	1,864
Loans receivable, net of allowance for loan losses of $4,106, $3,959 and $3,779	377,908	378,875	347,351
Life insurance investment, net of surrender charges	20,030	19,902	19,515
Accrued interest receivable	1,332	1,198	1,182
Real estate owned, net	867	220	373
Federal Home Loan Bank (FHLB) stock, at cost	2,348	2,548	2,959
Property, premises and equipment, net	9,360	9,533	10,001
Deferred tax asset, net	8,011	8,319	8,870
Prepaid expenses and other assets	805	847	1,113
Total assets	$462,525	$465,449	$431,504

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$52,606	$57,732	$50,781
Interest-bearing	292,581	285,533	250,113
Total deposits	345,187	343,265	300,894

FHLB advances	45,500	50,500	62,000
Advance payments by borrowers for taxes and insurance	1,195	910	1,114
Supplemental Executive Retirement Plan liability	1,709	1,702	1,691
Accounts payable and other liabilities	3,083	4,083	2,609
Total liabilities	396,674	400,460	368,308

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,504,740 issued and outstanding at June 30, 2017, and 2,504,740 issued and outstanding at March 31, 2017, and 2,515,803 issued and outstanding at June 30, 2016	25	25	25
Additional paid-in capital	22,619	22,459	22,157
Retained earnings	44,585	43,930	42,235
Unearned Employee Stock Ownership Plan (ESOP) shares	(607)	(623)	(672)
Accumulated other comprehensive loss, net of tax	(771)	(802)	(549)
Total stockholders' equity	65,851	64,989	63,196
Total liabilities and stockholders' equity	$462,525	$465,449	$431,504

Anchor Bancorp
July 24, 2017

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016
Interest income:
Loans receivable, including fees	$5,324	$4,506	$19,580	$16,779
Securities	24	17	105	69
Mortgage-backed securities	155	155	594	676
Total interest income	5,503	4,678	20,279	17,524
Interest expense:
Deposits	770	618	2,758	2,587
FHLB advances	152	115	563	243
Total interest expense	922	733	3,321	2,830
Net interest income before provision for loan losses	4,581	3,945	16,958	14,694
Provision for loan losses	25	175	310	340
Net interest income after provision for loan losses	4,556	3,770	16,648	14,354
Noninterest income:
Deposit service fees	320	328	1,330	1,347
Other deposit fees	193	191	751	721
Other loan fees	214	190	832	707
Gain on sale of loans	59	31	183	158
Bank owned life insurance	127	127	515	540
Other income	183	182	653	732
Total noninterest income	1,096	1,049	4,264	4,205
Noninterest expense:
Compensation and benefits	2,222	2,389	9,019	9,708
General and administrative expenses	1,127	712	3,350	3,175
Real estate owned holding costs	11	50	48	146
Federal Deposit Insurance Corporation insurance premiums	39	66	145	264
Information technology	571	467	2,105	1,760
Occupancy and equipment	456	480	1,889	1,875
Deposit services	111	143	462	477
Marketing	167	184	564	674
Loss on sale of property, premises and equipment	—	1	—	4
Gain on sale of real estate owned	—	(1)	(59)	(58)
Total noninterest expense	4,704	4,491	17,523	18,025
Income before provision for income taxes	948	328	3,389	534
Provision (benefit) for income taxes	293	(7)	1,039	39
Net income	$655	$335	$2,350	$495
Basic earnings per share	$0.27	$0.14	$0.98	$0.20
Diluted earnings per share	$0.27	$0.14	$0.97	$0.20

Anchor Bancorp
July 24, 2017

	As of or For the Quarter Ended (unaudited)
	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.58%	0.64%	0.39%	0.32%
Return on average equity (2)	4.48	4.79	2.85	2.31
Average equity-to-average assets (3)	12.85	13.31	13.76	14.07
Interest rate spread(4)	4.11	3.88	3.95	3.94
Net interest margin (5)	4.32	4.10	4.16	4.14
Efficiency ratio (6)	82.9	78.2	86.6	89.9
Average interest-earning assets to average interest-bearing liabilities	124.2	126.2	125.4	126.0
Other operating expenses as a percent of average total assets	4.1%	3.7%	4.1%	4.4%
Book value per common share	$26.29	$25.95	$25.58	$25.12
Tangible book value per common share (7)	$26.20	$25.86	$25.5	$25.04

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.0%	13.1%	13.3%	13.5%
Common equity Tier 1 capital	14.1	13.7	14.2	14.7
Tier 1 risk-based	14.1	13.7	14.2	14.7
Total risk-based	15.1	14.6	15.2	15.7

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.3%	0.6%	0.8%	0.6%
Allowance for loan losses as a percent of total loans	1.1	1.0	1.1	1.1
Allowance as a percent of total nonperforming loans	338.5	167.4	139.1	191.6
Nonperforming assets as a percent of total assets	0.4	0.6	0.7	0.6
Net (recoveries) charge-offs to average outstanding loans	(0.03)%	0.01%	0.10%	0.11%
Classified loans	$3,222	$2,645	$3,115	$2,773
_____________________
(1)	Net income divided by average total assets, annualized.
(2)	Net income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)
Tangible book value per common share excludes intangible assets. Tangible assets excludes intangible assets. This ratio represents a non-GAAP financial measure. See also Non-GAAP Financial Measures reconciliation tables below.

Anchor Bancorp
July 24, 2017

Non-GAAP Financial Measures:
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains the tangible book value per share, a non-GAAP financial measure. We calculate tangible common equity by excluding intangible assets from stockholders' equity. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  We calculate tangible common equity by excluding intangible assets from stockholders' equity. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures is presented below.

	June 30, 2017	March 31, 2017	December 31, 2016	June 30, 2016
	(In thousands)

Stockholders' equity	$65,851	$64,989	$64,082	$63,196
Less: intangible assets	232	214	213	206
Tangible common stockholders' equity	$65,619	$64,775	$63,869	$62,990

Total assets	$462,525	$465,449	$440,911	$431,504
Less: intangible assets	232	214	213	206
Tangible assets	$462,293	$465,235	$440,698	$431,298

Tangible common stockholders' equity	$65,619	$64,775	$63,869	$62,990
Common shares outstanding at end of period	2,504,740	2,504,740	2,504,740	2,515,803
Common stockholders' equity (book value) per share (GAAP)	$26.29	$25.95	$25.58	$25.12
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$26.20	$25.86	$25.50	$25.04